Exhibit 16.1

April 4, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the statements of Envestnet, Inc. included under Item 4.02 of its Form 8-K filed on April 3, 2013, and we agree with such statements.

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